NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 7, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 25, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Reynolds American Inc. and British American Tobacco p.l.c. became effective before market open on July 25, 2017. Each share of Reynolds American Inc. Common Stock was converted into the right to receive: (1) a number of British American Tobacco p.l.c. American Depositary Shares (each representing One Ordinary Share), representing 0.5260 of a British American Tobacco p.l.c. Ordinary Share and (2) $29.44 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 25, 2017.